UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549

				SCHEDULE 13D
		 Under the Securities Exchange Act of 1934
			     (Amendment No. 11)


			Red Lion Hotels Corporation
			     (Name of Issuer)

		  Common Stock, par value $0.01 per share
			(Title of Class of Securities)

				756764106
			      (CUSIP Number)


			    Alexander B. Washburn
		     c/o Columbia Pacific Advisors, LLC
		    1910 Fairview Avenue East, Suite 500
			 Seattle, Washington 98102
	 (Name, Address and Telephone Number of Person Authorized to
		     Receive Notices and Communications)



			        October 7, 2011
	    (Date of Event Which Requires Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]























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Cusip No.  756764106		Schedule 13-D			Page 2 of 10


1.	Names of Reporting Persons
	Columbia Pacific Opportunity Fund, L.P.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
		PN


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 3 of 10


1.	Names of Reporting Persons
	Columbia Pacific Advisors, LLC  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
               IA


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 4 of 10


1.	Names of Reporting Persons
	Alexander B. Washburn  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
               IN


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 5 of 10


1.	Names of Reporting Persons
	Daniel R. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
               IN


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 6 of 10


1.	Names of Reporting Persons
	Stanley L. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
               IN


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 7 of 10


1.	Names of Reporting Persons
	Brandon D. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				5,293,284 shares of Common Stock  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0 shares of Common Stock
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				5,293,284 shares of Common Stock  (2)

			10. Shared Dispositive Power
				0 shares of Common Stock


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	5,293,284  shares of Common Stock

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	27.73%  (3)

14.	Type of Reporting Person
               IN


(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 5,293,284 shares of Common Stock to which this Schedule 13D relates.

(3)	Based on 19,088,769 shares of common stock outstanding as of July 28, 2011, as reported on the Company's Form 10-Q for the period ended June 30, 2011, filed on August 8, 2011.

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Cusip No.  756764106		Schedule 13-D			Page 8 of 10

				EXPLANATORY NOTE

       This Amendment No. 11 amends the Schedule 13D filed jointly by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Fund"), Columbia Pacific Advisors LLC, a Washington limited liability company (the "Adviser"), Alexander B. Washburn, a U.S. citizen, Daniel R. Baty, a U.S. citizen, Stanley L. Baty, a U.S. citizen, and Brandon D. Baty, a U.S. citizen (each a "Reporting Person" and collectively the "Reporting Persons") with the Securities and Exchange Commission on June 27, 2008, as amended on February 11, 2009, September 1, 2009, June 16, 2010, July 21, 2010, October 18, 2010,
December 1, 2010, January 20, 2011, May 10, 2011, July 7, 2011 and August 29,
2011 with respect to the common stock, par value $0.01 per share (the "Common Stock") of Red Lion Hotels Corporation (the "Company").

       Mr. Washburn, Mr. D. Baty, Mr. S. Baty and Mr. B. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Fund's investment portfolio. The shares of Common Stock reported herein are held in the portfolio of the Fund.

       Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group. Except as specifically set forth herein, the Schedule 13D remains unmodified.




Item 5.	Interest in Securities of the Issuer

	The responses set forth in Items 5(a) and 5(c) of the Schedule 13D are hereby replaced in its entirety by the following:

	(a) As of the date hereof, the Reporting Persons may be deemed to beneficially own an aggregate of 5,293,284 shares of Common Stock, which constitutes 27.73% of the total number shares of Common Stock outstanding as of July 28, 2011, as reported in the Company's Form 10-Q for the period ended
June 30, 2011, filed on August 8, 2011.

	(c) The trading dates, number of shares purchased and sold and price per share for all transactions in the shares of Common Stock during the past 60 days by the Reporting Persons on behalf of the Fund were all effected in unsolicited broker transactions on the New York Stock Exchange as set forth in Exhibit A.




Item 7.	Material to Be Filed as Exhibits

Exhibit A: Schedule of Transactions in the shares of Common Stock by the Fund during the past 60 days.











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Cusip No.  756764106		Schedule 13-D			Page 9 of 10



				SIGNATURES


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  October 13, 2011		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.  (1)

				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member of
				Columbia Pacific Advisors, LLC, its
				general partner



Dated:  October 13, 2011		COLUMBIA PACIFIC ADVISORS, LLC  (1)

				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member



Dated:  October 13, 2011		/s/ Alexander B. Washburn
				Alexander B. Washburn  (1)



Dated:  October 13, 2011		/s/ Daniel R. Baty
				Daniel R. Baty  (1)



Dated:  October 13, 2011		/s/ Stanley L. Baty
				Stanley L. Baty  (1)



Dated:  October 13, 2011		/s/ Brandon D. Baty
				Brandon D. Baty  (1)


________________
(1) This Amendment is being filed jointly by the Fund, the Adviser, Alexander
B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty pursuant to the Joint Filing Agreement dated August 6, 2009 and included with the signature page to the Fund's Schedule 13D with respect to the Company filed on September 1, 2009 and incorporated by reference herein.







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Cusip No.  756764106		Schedule 13-D			Page 10 of 10


				Exhibit A

TRANSACTIONS IN THE SHARES BY THE FUND DURING THE PAST 60 DAYS

Date of 		Number of Shares 	Approximate
Transaction		Purchased	Price per Share

08/15/2011		 3,000		$6.70
08/16/2011		32,676		$6.69
08/17/2011		 1,500		$6.83
08/18/2011		16,600		$6.55
08/19/2011		 7,200		$6.39
08/22/2011		 4,389		$6.44
08/23/2011		   833		$6.54
08/24/2011		 1,510		$7.00
08/25/2011		 5,200		$6.95
08/26/2011		 4,500		$6.91
08/29/2011		 3,202		$7.00
08/30/2011		 2,000		$6.97
08/31/2011		 9,900		$6.99
09/01/2011		 8,733		$6.88
09/02/2011		 8,900		$6.57
09/06/2011		 3,500		$6.43
09/07/2011		 1,510		$6.84
09/08/2011		 5,300		$6.85
09/09/2011		10,900		$6.54
09/12/2011		 1,200		$6.64
09/13/2011		 1,712		$6.87
09/14/2011		15,403		$6.87
09/15/2011		 5,054		$6.92
09/16/2011		 4,300		$6.98
09/19/2011		 4,082		$6.85
09/20/2011		 8,865		$6.80
09/21/2011		 9,500		$6.73
09/22/2011		12,700		$6.44
09/23/2011		 3,600		$6.42
09/26/2011		 5,194		$6.51
09/27/2011		 4,100		$6.73
09/28/2011		10,659		$6.60
09/29/2011		 7,300		$6.66
09/30/2011		10,523		$6.71
10/03/2011		 9,400		$6.48
10/04/2011		   748		$6.57
10/05/2011		 7,000		$7.01
10/06/2011		 4,600		$6.98
10/07/2011		15,197		$6.92
10/10/2011		 5,200		$6.98
10/11/2011		 2,600		$6.97
10/12/2011		 5,200		$6.96
10/13/2011		 3,400		$6.96